Exhibit 23


                         Consent of Independent Auditors




The Board of Directors
Markel Corporation

We consent to incorporation by reference in Registration Statements No. 33-28921, No. 33-46706 and No. 33-61598 on Form S-8 of Markel Corporation of our report dated February 3, 1998, relating to the consolidated balance sheets of Markel Corporation and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Company's 1997 annual report on Form 10-K.





                                                    KPMG PEAT MARWICK LLP
Richmond, Virginia
March 27, 1998